Exhibit 99.1

Shenandoah Telecommunications Company Announces Expanded Relationship with Sprint

EDINBURG, Va., March 15, 2017 (GLOBE NEWSWIRE) – Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announced that it has signed an agreement to expand its relationship with Sprint.

Shentel has amended its Affiliate Agreement with Sprint to expand its affiliate service territory, adding approximately 500 thousand additional POPs in the Parkersburg, WV, Huntington, WV, and Cumberland, MD, basic trading areas (“BTAs”).  With this expansion, Shentel will have authorization to serve over 6 million POPs in the mid-Atlantic area as a Sprint PCS Affiliate.  Approximately 20 thousand Sprint retail and nTelos postpaid and prepaid subscribers in the new BTAs will become Sprint-branded affiliate customers managed by Shentel.  Shentel has agreed to spend approximately $32 million over the next three years to upgrade and expand the existing network coverage in those areas.  Once the expansion is complete, Shentel plans to open multiple retail locations in the new area.

President and CEO Christopher French commented, “We are pleased to be expanding our relationship with Sprint and are excited to be adding these new service areas that will enhance the experience for our customers and create value for our shareholders.”

About Shenandoah Telecommunications Company

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, loss of customers, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications Company
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com